As filed with the Securities and Exchange Commission on February 23, 2011

Registration No. 333-125061

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

OCCAM NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3576	77-0442752
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6868 Cortona Drive

Santa Barbara, CA 93117

(805) 692-2900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert L. Howard-Anderson

President and Chief Executive Officer

Occam Networks, Inc.

6868 Cortona Drive

Santa Barbara, CA 93117

(805) 692-2900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert F. Kornegay, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Telephone: (650) 493-9300

Telecopy: (650) 493-6811

Approximate date of commencement of proposed sale to the public:  Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Occam Networks, Inc. (“the Company”) filed with the Securities and Exchange Commission a Registration Statement on Form S-1, as amended (File No. 333-125061), which registered non-transferable subscription rights to purchase up to 900,000 shares of the Company’s Series A-2 convertible preferred stock at a cash subscription price of $10.00 per share (the “Registration Statement”). The Registration Statement was declared effective by the Securities and Exchange Commission on December 29, 2005.

On February 22, 2011, at a special meeting of stockholders, the stockholders of the Company adopted that certain Agreement and Plan of Merger and Reorganization, dated as of September 16, 2010, by and among Calix, Inc. (“Calix”), Ocean Sub I, Inc., a direct, wholly owned subsidiary of Calix (“Merger Sub One”), Ocean Sub II, LLC, a second direct, wholly owned subsidiary of Calix (“Merger Sub Two”) and the Company (the “Merger Agreement”), after which Calix completed its acquisition of the Company. Pursuant to the terms of the Merger Agreement, Merger Sub One merged with the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), with the Company continuing as the surviving entity as a wholly owned subsidiary of Calix (such merger referred to herein as the “First-Step Merger,” and the effective time of the First-Step Merger referred to herein as the “Effective Time”). Thereafter, in accordance with the Merger Agreement, the Company will merge with Merger Sub Two in accordance with the DGCL, with Merger Sub Two continuing as the surviving company (the “Second-Step Merger” and together with the First-Step Merger, the “Merger”) under the name Occam Networks, LLC as a direct, wholly owned subsidiary of Calix upon completion of the Second-Step Merger. As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement.

The Company hereby removes and withdraws from registration all securities registered pursuant to this Registration Statement which remain unissued.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on this 22 day of February, 2011.

OCCAM NETWORKS, INC.

By:	/S/ Jeanne Seeley
Jeanne Seeley Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ Robert L. Howard-Anderson Robert L. Howard-Anderson	Chief Executive Officer and Director (Principal Executive Officer)	February 22, 2011

/S/ Jeanne Seeley Jeanne Seeley	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 22, 2011

/S/ Carl Russo Carl Russo	Director	February 22, 2011